                                                                    EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                        FIRST VIRTUAL MERGER CORPORATION


                                       I.

           The name of the corporation is:

                        First Virtual Merger Corporation

                                       II.

           The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is National Registered Agents, Inc.

                                      III.

           The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

           A. This corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock this corporation shall have authority to issue is Forty Million (40,000,000). The total number of shares of Preferred Stock this corporation shall have authority to issue is Ten Million (10,000,000). The total number of shares of Common Stock this corporation shall have authority to issue is Thirty Million (30,000,000). The Preferred Stock and the Common Stock each shall have a par value of one tenth of one cent ($.001) per share.

           B. Four Million (4,000,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). Two Million Two Hundred Thousand (2,200,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred"). One Million Three Hundred Seventy-Five Thousand (1,375,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred"). Six Hundred Eighty-Seven Thousand Five Hundred (687,500) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred"). The Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred are collectively referred to as the "Series A, B, C, and D Preferred."




                                       1.
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           The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such stock (a "Preferred Stock Designation") and as may be permitted by the Delaware General Corporation Law. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series, including the Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred, within the limits set forth above, subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the stock constituting such decrease shall resume the status that it had prior to the adoption of the resolution originally fixing the number of shares of such series.

           C. The powers, preferences, rights, restrictions, and other matters relating to the Series A, B, C, and D Preferred are as follows:

               1.   DIVIDENDS.

                    (a) The holders of Series A, B, C, and D Preferred shall be entitled to receive dividends at the rate of (i) with respect to the Series A Preferred, $0.05 per share (as adjusted for any stock dividends, combinations or splits with respect to such stock) per annum, payable out of funds legally available therefor, (ii) with respect to the Series B Preferred, $0.15 per share (as adjusted for any stock dividends, combinations or splits with respect to such stock) per annum, payable out of funds legally available therefor, (iii) with respect to the Series C Preferred, $0.40 per share (as adjusted for any stock dividends, combinations or splits with respect to such stock) per annum, payable out of funds legally available therefor, and (iv) with respect to the Series D Preferred, $0.80 per share (as adjusted for any stock dividends, combinations or splits with respect to such stock) per annum, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

           No dividends (other than those payable solely in the Common Stock of the corporation) shall be paid on any Common Stock of the corporation during any fiscal year of the corporation until dividends at the aforesaid rates (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series A, B, C, and D Preferred shall have been paid or declared and set apart during that fiscal year, and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section C. 1) is paid with respect to all outstanding shares of Series A, B, C, and D Preferred in an amount for each such share of Series A, B, C, and D Preferred equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A, B, C, and D Preferred could then be converted.



                                       2.

           No right shall accrue to holders of Series A, B, C, and D Preferred by reason of the fact that dividends on said stock are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

                    (b) In the event the corporation shall declare a distribution (other than any distribution described in Section C.2 or C.4) payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of Series A, B, C, and D Preferred shall be entitled to a proportionate share of any such distribution as though the holders of Series A, B, C, and D Preferred were the holders of the number of shares of Common Stock of the corporation into which the respective shares of Series A, B, C, and D Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

               2.   LIQUIDATION PREFERENCE.

                    (a) In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of the Series A Preferred, the holders of Series B Preferred, the holders of Series C Preferred, and the holders of Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof and in proportion to the liquidation preference of any other outstanding series of Preferred Stock, the amount of $0.50 (the "Series A Original Issue Price"), $1.50 (the "Series B Original Issue Price"), $4.00 (the "Series C Original Issue Price"), and $8.00 (the "Series D Original Issue price"), respectively (as adjusted for any stock dividends, combinations or splits with respect to such stock), plus all accrued or declared but unpaid dividends on such stock for each share of Series A, B, C, and D Preferred then held by such holders. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A, B, C, and D Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of Series A, B, C, and D Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

                    (b) After payment to the holders of Series A, B, C, and D Preferred of the amounts set forth in Section C.2(a) above, the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and Series A, B, C, and D Preferred in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A, B, C, and D Preferred then held by them, up to a total return to the holders of Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred of two times the Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price, and Series D Original Issue Price, respectively.





                                       3.

                    (c) For purposes of this Section C.2, (i) any acquisition of the corporation by means of merger or other form of corporate reorganization in which outstanding stock of the corporation is exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the corporation, shall be treated as a liquidation, dissolution or winding up of the corporation and shall entitle the holders of Series A, B, C, and D Preferred and Common Stock to receive at the closing in cash, securities or other property (valued as provided in Section C.2(d) below) amounts as specified in Sections C.2(a) and C.2(b) above.

                    (d) Whenever the distribution provided for in this Section C.2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property.

               3.   VOTING RIGHTS; DIRECTORS.

                    (a) Each holder of shares of Series A, B, C, and D
Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A, B, C, and D Preferred could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all stock into which shares of Series A, B, C, and D Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

                    (b) In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least two-thirds (2/3) of the outstanding shares of Series A Preferred shall be necessary for any amendment, alteration, or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Determination), that affects adversely the voting powers, preferences, or other special rights or qualifications, limitations, or restrictions of the Series A Preferred.

                    (c) In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least two-thirds (2/3) of the outstanding shares of Series B Preferred shall be necessary for any amendment, alteration, or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Determination), that affects adversely the voting powers, preferences, or other special rights or qualifications, limitations, or restrictions of the Series B Preferred.

                    (d) In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least two-thirds (2/3) of the outstanding shares of Series C Preferred shall be necessary for any amendment, alteration, or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company (including any filing





                                       4.

of a Certificate of Determination), that affects adversely the voting powers, preferences, or other special rights or qualifications, limitations, or restrictions of the Series C Preferred.

                    (e) In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least two-thirds (2/3) of the outstanding shares of Series D Preferred shall be necessary for any amendment, alteration, or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Determination), that affects adversely the voting powers, preferences, or other special rights or qualifications, limitations, or restrictions of the Series D Preferred.

               4. CONVERSION. The holders of Series A, B, C, and D Preferred shall have conversion rights as follows (the "Conversion Rights"):

                    (a) RIGHT TO CONVERT. Each share of Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price, and Series D Original Issue Price, respectively, by the Conversion Price applicable to the Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred, respectively, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series A Preferred (the "Series A Conversion Price") shall initially be $0.50 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series B Preferred (the "Series B Conversion Price") shall initially be $1.50 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series C Preferred (the "Series C Conversion Price") shall initially be $4.00 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series D Preferred (the "Series D Conversion Price") shall initially be $8.00 per share of Common Stock. Such initial Series A Conversion Price, Series B Conversion Price, and Series C Conversion Price, and Series D Conversion Price shall be adjusted as hereinafter provided.

                    (b) AUTOMATIC CONVERSION. Each share of Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred shall automatically be converted into shares of Common Stock at the then-effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price, respectively, upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least two-thirds (2/3) of the shares of such series then outstanding, or (ii) immediately upon the closing of the sale of the corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the corporation, at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $8.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such stock) and the






                                       5.

aggregate proceeds to the corporation and/or any selling stockholders (after deduction for underwriters' discounts) of which exceed $10,000,000.

                    (c) MECHANICS OF CONVERSION.

                         (i) Before any holder of Series A, B, C, or D
Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and shall give written notice to the corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, B, C, or D Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A, B, C, or D Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                         (ii) If the conversion is in connection with an
underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A, B, C, or D Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of Series A, B, C, or D Preferred shall not be deemed to have converted such Series A, B, C, or D Preferred until immediately prior to the closing of such sale of securities.

                    (d) ADJUSTMENTS TO THE SERIES A CONVERSION PRICE, SERIES B CONVERSION PRICE, SERIES C CONVERSION PRICE, AND SERIES D CONVERSION PRICE FOR CERTAIN DILUTING ISSUES.

                         (i) SPECIAL DEFINITIONS. For purposes of this
Section C.4(d), the following definitions apply:

                             (1) "Option" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

                             (2) "Original Issue Date" shall mean the date on which a share of Series D Preferred Stock was first issued.

                             (3) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock, Series A, Series B, Series C, and Series D Preferred) or other securities convertible into or exchangeable for Common Stock.




                                       6.

                             (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section C.4(d)(iii), deemed to be issued) by the corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                 (A) upon conversion of shares of Series A, B, C, and D Preferred;

                                 (B) to officers, directors or employees of, or consultants to, the corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors;

                                 (C) to leasing companies or financial
         institutions providing leasing or debt financing to the Company, but not exceeding 200,000 shares of Common Stock, subject to adjustment for all subdivisions and combinations;

                                 (D) as a dividend or distribution on Series
         A, B, C, and D Preferred; or

                                 (E) for which adjustment of the Series A
         Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price is made pursuant to Section C.4(e).

                         (ii) NO ADJUSTMENT OF THE SERIES A CONVERSION PRICE,
SERIES B CONVERSION PRICE, SERIES C CONVERSION PRICE, OR SERIES D CONVERSION PRICE. Any provision herein to the contrary notwithstanding, no adjustment in the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section C.4(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, respectively, in effect on the date of, and immediately prior to, such issue.

                        (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON
STOCK. In the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:




                                       7.

                             (1) no further adjustments in the Conversion Price for the Series A, B, C, or D Preferred shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                             (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price shall affect Common Stock previously issued upon conversion of the Series A, B, C, or D Preferred);

                             (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, and the Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                 (A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities as the additional consideration, if any, actually received by the corporation upon such conversion or exchange; and

                                 (B) in the case of Options for Convertible
         Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation (determined pursuant to Section C.4(d)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;




                                       8.

                             (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price to an amount which exceeds the lower of
         (a) the Series A Conversion Price, Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price, respectively, on the original adjustment date, or (b) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, respectively, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                             (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

                         (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF
ADDITIONAL SHARES OF COMMON STOCK. In the event this corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such series shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price for such series of Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A, B, C, and D Preferred and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding Options had been fully exercised immediately prior to such issuance (and the resulting securities fully convertible into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A, B, C, and D Preferred, Convertible Securities, or outstanding Options, solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of the Additional Shares of Common Stock causing the adjustment in question.

                         (v) DETERMINATION OF CONSIDERATION. For purposes of
this Section C.4(d), the consideration received by the corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:




                                       9.

                             (1) CASH AND PROPERTY. Such consideration shall:

                                 (A) Insofar as it consists of cash, be
         computed at the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                 (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                 (C) in the event Additional Shares of Common
         Stock are issued together with other stock or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                             (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.4(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

                                 (A) the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                 (B) the maximum number of shares of Common
         Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                    (e) ADJUSTMENTS TO CONVERSION PRICES FOR STOCK DIVIDENDS
AND FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event that this corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for any series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or






                                      10.

increased, as appropriate. In the event that this corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                    (f) ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon conversion of Series A, B, C, or D Preferred shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section C.4(e) above or a merger or other reorganization referred to in Section C.2(c) above), the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, and the Series D Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred, the Series B Preferred, the Series C Preferred, and the Series D Preferred, respectively, shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred, respectively, immediately before that change.

                    (g) NO IMPAIRMENT. The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A, B, C, and D Preferred against impairment.

                    (h) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section C.4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, B, C, and D Preferred a certificate executed by the corporation's Chief Executive Officer or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A, B, C, and D Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series.

                    (i) NOTICES OF RECORD DATE. In the event that the corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether





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

in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the corporation shall send to the holders of Series A, B, C, and D
Preferred:

                             (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                             (2) in the case of the matters referred to in
         (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                    (j) ISSUE TAXES. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A, B, C, and D Preferred pursuant hereto; provided, however, that the corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                    (k) RESERVATION OF SHARES ISSUABLE UPON CONVERSION. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, B, C, and D Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A, B, C, and D Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A, B, C, and D Preferred, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

                    (l) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series A, B, C, or D Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A, B, C, or D Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share





                                      12.

of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                    (m) NOTICES. Any notice required by the provisions of this Section C.4 to be given to the holders of shares of Series A, B, C, or D Preferred shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier addressed to each holder of record at such holder's address or facsimile number appearing on the books of the corporation.

               5.   INCREASING COMMON STOCK.

                    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the corporation.

               6.   NO REISSUANCE OF SERIES A, B, C, AND D PREFERRED.

                    Any share or shares of Series A, B, C, and D Preferred acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be restored to the status of authorized but unissued shares of Preferred Stock.


                                       V.

         A. For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

               (1) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

               (2) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term





                                      13.

of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

           Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

               (3) Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

               (4) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

         B. (1) Subject to paragraph (h) of Section 43 of the Bylaws, and notwithstanding the fact that some lesser percentage may be specified law, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

               (2) The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

               (3) No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering. Following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.





                                       14.